Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Park-Ohio Holdings Corp. for the registration of $125,000,000 of debt securities and common stock, and to the incorporation by reference therein of our reports dated March 12, 2020, with respect to the consolidated financial statements of Park-Ohio Holdings Corp. and the effectiveness of internal control over financial reporting of Park-Ohio Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, OH

February 3, 2021